Exhibit 99.1

Ampio Pharmaceuticals, Inc. Announces $25 Million Financing

GREENWOOD VILLAGE, CO., September 26, 2013 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) today announced a financing transaction that will provide $25 million in gross proceeds to the Company. The financing is a registered direct placement of common stock of the Company.

The Company has entered into a definitive agreement with a limited number of purchasers, mainly institutional investors, in connection with the registered direct placement of common stock of the Company, in which the investors have agreed to purchase an aggregate of 4,600,319 shares of common stock of the Company pursuant to the Company’s effective registration statement at an offering price of $5.50 per share, for a total of $25 million of gross proceeds. The Company is not using any placement agent for this offering. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission.

The closing of the registered direct placement of the common stock of the Company is expected to take place on or about September 30, 2013, subject to satisfaction of customary closing conditions. The net proceeds from this offering will be used for general corporate purposes, including continuation and completion of our Ampion and Optina clinical trials, potential submission of a BLA relating to Ampion and a NDA relating to Optina, executing a long term supply agreement of the Human Serum Albumin source material for Ampion, acquisition and/or leasing of new manufacturing equipment and manufacturing facility for Ampion, and the potential hiring of additional personnel to manufacture Ampion.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibiting specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level; (ii) activating specific phosphatase or depletion of the available phosphate needed for the inflammation process; and (iii) decreasing vascular permeability.

Forward Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to the completion, timing and size of the registered direct offering, as well as risks associated with clinical trials, expected results, regulatory approvals, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Rick Giles

Director of Investor Relations

Ampio Pharmaceuticals, Inc.

Direct: (720) 437-6530

Email: rgiles@ampiopharma.com